Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Annual Report on Form 10-K of Straight Path Communications Inc. of our report dated October 14, 2015 on our audit of the combined and consolidated balance sheets of Straight Path Communications Inc. as of July 31, 2015 and 2014, and the related combined and consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended July 31, 2015.

/s/ Zwick & Banyai, PLLC

Zwick & Banyai, PLLC

Southfield, Michigan

October 14, 2015